Bravo Brio Restaurant Group, Inc. Announces Officer Succession Plan
Brian O'Malley to Succeed Saed Mohseni Beginning in Fiscal 2016

Columbus, Ohio - November 5, 2015 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today announced the appointment of Brian O'Malley as Chief Executive Officer and President, effective December 28, 2015. Mr. O'Malley, who currently serves as BBRG’s President and Chief Operating Officer, will succeed Saed Mohseni, who has served in the role since February 2007. Mr. Mohseni will also resign his position on the Board of Directors effective December 27, 2015 and will be replaced by Mr. O’Malley. Connie Collins, who currently serves as Vice President of Operations, will be promoted to Chief Operating Officer.

Alton F. (“Rick”) Doody III, Chairman of the Board of Directors, said “On behalf of the Board, I would like to congratulate Brian on this appointment as our incoming Chief Executive Officer. Brian is not only a true restaurateur as well as a long standing and dedicated team member, but also a results-driven executive with proven strategic and operational expertise. He is ideally suited to lead our Company into the future and further position us as the recognized leader in upscale affordable Italian dining. I would also like to congratulate Connie on her well-deserved promotion.”

Mr. Doody continued, “On behalf of the Board of Directors and the entire BBRG family, I would like to express our deep gratitude to Saed for all he has accomplished at BBRG over the past nine years. He is a man of high integrity and passionate leadership and we will miss his wisdom and counsel.”

Saed Mohseni, Chief Executive Officer, commented, “I have greatly enjoyed my tenure here and am proud of what we have been able to accomplish together. While my decision to leave the BBRG family was difficult, we are fortunate to have a deeply talented team of executive management and field leadership and I am highly confident that the Company will be in exceptional hands with Brian as the new Chief Executive Officer and Connie as the new Chief Operating Officer.

Brian O’Malley, President and Chief Operating Officer, stated, “It has been my privilege to partner with Saed at BBRG and I am grateful for the opportunity to serve as incoming Chief Executive Officer. I am committed to delivering great experiences for our guests and value to our shareholders, and with the support of our entire team, I know that we will have an exceptional future.”

Connie Collins commented, “I am excited to be taking on additional responsibilities as incoming Chief Operating Officer. I appreciate the Board’s confidence in me and look forward to working with the entire team to deliver exceptional hospitality to our guests, each and every day.”

Mr. O’Malley was appointed President in August 2014, Chief Operating Officer in October 2010 and earlier served as Senior Vice President of Operations, BRIO from 2006 until October 2010. He joined the Company in 1996 as the General Manager of BRAVO! Dayton, was promoted to District Partner in 1999, Director of Operations in 2000 and to Vice President of Operations in 2004. Prior to that, he was employed with Sante Fe Steakhouse, where he held positions as a general manager, director of training and regional manager.

Ms. Collins was appointed Vice President of Operations in January 2014 and joined BBRG in February 2013 when she was named District Partner. Ms. Collins began her career at Clyde’s Restaurant Group in Washington, DC followed by Copeland’s of New Orleans, McCormick and Schmick’s and Starr Restaurants where she held several restaurant management level positions.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2015.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200